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Exhibit 10.11

SCHERING CORPORATION
2000 Galloping Hill Road        Kenilworth, N.J. 07033

Telephone: (908) 298-4000

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote such omissions.

November 30, 2004

Mr. Arthur Hiller
Senior Vice President, Sales & Marketing
Millennium Pharmaceuticals, Inc.
40 Landsdowne Street
Cambridge, Massachusetts 02139-4815

  Re:
  Additional Field Force Agreement — Further Amendment to Extend the Decision to Renew Joint Funding for 2005

Dear Mr. Hiller:

        I am writing with regard to the Addendum, effective June 1, 2003, to the 1995 Collaboration Agreement among Millennium Pharmaceuticals, Inc., Schering Corporation and Schering-Plough, Ltd., including as such Addendum was previously amended (the "Additional Field Force Agreement").

        As you are aware, Schering and Millennium previously agreed to extend until [**] the deadline for a decision by the JSC on whether or not to continue joint funding of the Additional Field Force for the 2005 calendar year. In order to ensure that the parties reach a fully informed decision that reflects the best interests of both companies and the product, Schering is willing to agree to a further extension of the deadline until the JSC meeting scheduled for December 6, 2004, as follows.

        Any capitalized terms that are not expressly defined herein shall have the meaning set forth in the Additional Field Force Agreement.

        The parties hereby agree to the following additional amendments to the Additional Field Force Agreement in connection with the deadline to renew joint funding obligations for 2005 pursuant to Sections 4.1 and 2.4 of the Additional Field Force Agreement:

  (1)
  the date for the 2005 renewal decision is further extended from [**] to not later than [**]. However, nothing in the Additional Field Force Agreement or this Letter shall be construed as obligating either party to consider or agree to any further extension of this deadline.

  (2)
  In the event the JSC elects not to renew the Additional Field Force Agreement for 2005, the sixty (60) day period referred to in Section 4.4 of the Additional Field Force Agreement (and notwithstanding any previous amendments to such period) shall be replaced by the period beginning on the date of such JSC decision and ending on January 14, 2005.

  (3)
  The parties agree that Schering will continue to share an equal (50:50) portion of any Additional Field Force Expenses incurred with respect to members of the Additional Field Force that continue to be employed by Millennium during the period beginning on January 1, 2005 and ending on January 14, 2005.

  (4)
  In the event the JSC elects to renew the Additional Field Force Agreement for 2005, the annual budget for Additional Field Force Expenses for 2005 to be agreed to under Section 3.4.2 of the Additional Field Force Agreement, shall be agreed upon by the JSC within sixty (60) days after such decision.

        All other terms and conditions of the Additional Field Force Agreement will remain in full force and effect.

        Please indicate your agreement to this Amendment by signing below and returning one fully executed original to my attention.

Regards, SCHERING-CORPORATION on behalf of itself and its Affiliate Schering-Plough Ltd.
/s/ Margriet Gabriel-Regis Margriet Gabriel-Regis Vice President

AGREED:
MILLENNIUM PHARMACEUTICALS, INC.

By:	/s/ A. J. Hiller
Name(print):	A. J. Hiller
Title:	Senior Vice President

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  Exhibit 10.11